EXHIBIT 23.10

To the Partners of FrontierVision Operating Partners, L.P.


We consent to the use of our report dated March 16, 1998, relating to the consolidated balance sheets of FrontierVision Operating Partners, L.P. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1997, 1996 and the period from inception (April 17, 1995) through December 31, 1995, included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the post-effective amendment No. 2 to the Form S-1.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
April 2, 1998